Exhibit 99.1

For Immediate Release
October 17, 2011

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended September 30, 2011, of $872,000, or $0.46 per share of common stock, basic and diluted, compared to net income of $653,000, or $0.35 per share of common stock, basic and diluted, for the three months ended September 30, 2010.  The Company reported unaudited net income of $2,511,000, or $1.33 per share, basic and diluted, for the nine months ended September 30, 2011, compared to net income of $1,332,000, or $0.70 per share, basic and diluted, for the nine months ended September 30, 2010.  On July 14, 2010, we completed our second step conversion from the mutual holding company form of organization to a full stock company.  Per share information for the three and nine months ended September 30, 2011, is based upon 1,892,637 and 1,890,032 average shares outstanding, respectively, compared to the three and nine months ended September 30, 2010, based upon 1,888,953 and 1,910,079 average shares outstanding, respectively.

Net income increased $218,000 during the third quarter of 2011 due to an increase of $341,000 in net interest income and a decrease of $225,000 in the provision for loan losses, partially offset by a decrease of $173,000 in noninterest income and increases of $7,000 in noninterest expense and $168,000 in income taxes.  The increase in net interest income during the third quarter of 2011 reflected an increase of $49,000 in interest income and a decrease of $292,000 in interest expense as compared to the third quarter of 2010.  Net interest income has benefited from continued low short-term market rates of interest, which has resulted in a low cost of funds on our deposits.  The provision for loan losses decreased $225,000 during the third quarter of 2011.  Management reviews the allowance for loan losses quarterly and has determined that the level of the allowance for loan losses at $3.3 million, or 1.9% of total loans, at September 30, 2011, is adequate.  Noninterest income decreased $173,000 during the third quarter of 2011 primarily due to decreases of $119,000 in net income from mortgage banking operations and $51,000 in gains on the sales of securities.  Noninterest expense increased $7,000, primarily due to increases of $48,000 in the impairment of mortgage servicing rights and $32,000 in compensation and benefits expense, partially offset by decreases of $59,000 in FDIC deposit insurance premiums and $21,000 in real estate owned expense.  The $168,000 increase in income taxes reflects the higher level of taxable income during the third quarter of 2011 as compared to 2010, as well as higher state tax rates.

Net income increased $1,179,000 during the nine months ended September 30, 2011 compared to the same period of 2010.  The increase in net income was due to an increase of $1,248,000 in net interest income and a decrease of $1,025,000 in the provision for loan losses, partially offset by a decrease of $188,000 in noninterest income and increases of $106,000 in noninterest expense and $800,000 in income taxes.  The increase in net interest income during the first nine months of 2011, compared to the same period in 2010, was due to an increase of $449,000 in interest income and a decrease of $798,000 in interest expense.  Interest income has benefited from $522,000 in additional income from investment and mortgage-backed securities during the 2011 period.  The decrease of $1,025,000 in the provision for loan losses during the first nine months of 2011, primarily reflects the bank’s improved loan quality as evidenced by a lower level of net charge-offs during 2011.  The decrease of $188,000 in noninterest income during this same period was primarily due to decreases of $286,000 in gains on sales of securities and $178,000 in net income on mortgage banking operations, partially offset by an increase of $329,000 in commission income.  The increase of $106,000 in noninterest expense was primarily due to increases of $336,000 in compensation and benefits, partially offset by decreases of $117,000 in the impairment of mortgage servicing assets and $113,000 in FDIC deposit insurance assessments.  The increase of $800,000 in income taxes during the nine month period reflects the higher level of taxable income and higher state tax rates during 2011.

Total assets at September 30, 2011 increased to $306.6 million from $301.5 million at December 31, 2010.  Total deposits at September 30, 2011 were $255.5 million, compared to $256.4 million at December 31, 2010.  Total stockholders’ equity increased to $40.8 million at September 30, 2011 from $35.7 million at December 31, 2010.  At September 30, 2011, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 10.2%, 15.0%, and 16.3%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended September 30, 2011, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.